EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, dated as of November 1, 1999, between ROBERT N. WILDRICK ("Executive") and JOS. A. BANK CLOTHIERS, INC. ("Employer").

     WHEREAS, the parties wish by this Employment Agreement to provide for the terms of the employment of Executive.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Employment of Executive

     Employer hereby agrees to employ Executive, and Executive hereby agrees to be in the employ of Employer, upon the terms and conditions hereinafter set forth. This Agreement is a contract for personal services of Executive and services pursuant hereto may only be performed by Executive.

2. Employment Period

     The term of Executive's employment under this Agreement (the "Employment Period") shall commence November 1, 1999 (the "Start Date") and shall, subject to earlier termination as provided in Section 5, continue through February 2, 2002.

3. Duties and Responsibilities

     3.1 General. During the Employment Period, Executive (i) shall have the title of Chief Executive Officer and (ii) shall devote substantially all of his business time and expend his best efforts, energies and skills to the business of the Company. The preceding sentence shall not be construed to prohibit Executive from continuing to devote more than an insignificant amount of time, in accordance with his past practice, to management of his investments, serving on boards of directors, performing consulting services on his own time (except for retail department stores where the consulting services are focused on the mens clothing business or for specialty mens stores) and participation in civic and philanthropic activities.

     Executive shall perform such duties, consistent with his status as Chief Executive Officer of Employer, as he may be assigned from time to time by Employer's Board of Directors (the "Board"). Executive shall have such authority, discretion, power and responsibility, and shall be entitled to an office, secretarial and administrative assistance (at least one secretary and/or administrative assistant of his selection) and other facilities and conditions of employment, as are customary or appropriate to his position. Without limitation of the generality of the foregoing, Executive, within the general guidelines adopted from time to time by the Board, shall have the power, without further approval of the Board, to hire, fire and establish the terms of employment (including all compensation and bonus arrangements) of all employees of, and consultants and other advisers to, the Company (other than the Chairman of the Board of Directors). Executive shall also serve without additional compensation as a director of the Company and, if he should so desire, any of its subsidiaries. For all purposes of this Agreement, the term "Company" means Employer and all corporation, associations, companies, partnerships, firms and other enterprises controlled by or under common control with Employer.

     3.2 Location of Executive Offices. The Company will maintain its principal executive offices at a location in the Baltimore, Maryland metropolitan area. Executive shall not be required to perform services for the Company at any other location, except for services rendered in connection with reasonably required travel on the Company's business.

4. Compensation and Related Matters

     4.1 Base Salary. Employer shall pay to Executive during the Employment Period an annual base salary (the "Base Salary") equal to the sum of $450,000, increased by such raises as the Compensation Committee (the "Committee") of the Board of the Company or the Board may from time to time determine in their sole discretion (the "Salary"). The Base Salary for each calendar year shall be payable in installments in accordance with the Company's policy on payment of executives in effect from time to time.

     4.2 Annual Bonus.

     A. Discretionary Bonus. For fiscal year ending February 3, 2001 and for each fiscal year thereafter that begins during the Employment Period (each such fiscal year, a "Bonus Year"), Executive shall be entitled to receive a bonus of up to 100% of Base Salary (each, together with the minimum bonuses provided for in Section 4.2B, a "Bonus") based upon attainment of annual quantitative and qualitative performance goals established by the Committee for such Bonus Year in consultation with Executive, such performance goals to be established as soon as possible following the beginning of each Bonus Year. The relationship between the size of each Bonus and degree of attainment of performance objectives shall be discretionary with the Committee. Bonus earned for any Bonus Year shall be payable promptly following the determination thereof, but in no event later than 90 days following the end of each Bonus Year. Notwithstanding anything to the contrary contained herein or in the Employer's Bonus Plan, in the event (y) the Employment Period shall end for any reason whatsoever on a day prior to payment to Executive of a Bonus for the last full Bonus Year contained within the Employment Period, and (z) Executive would have been entitled to receive a Bonus for such last full Bonus Year had the Employment Period not ended - then, Employer shall pay to Executive the Bonus for such last full Bonus Year as and when such Bonus would have been paid had the Employment Period not ended.

     B. Guaranteed Bonus. For the period from the Start Date through January 29, 2000, Executive, so long as he continued to be employed by Employer throughout such period, shall be entitled to receive a Bonus equal to $56,250, payable promptly following January 29, 2000. For the period from January 30, 2000 through October 31, 2000, Executive, so long as he continued to be employed by Employer throughout such period, shall be entitled to receive a Bonus equal to

$168,750, payable promptly following October 31, 2000. The Bonus provided for in the immediately preceding sentence shall be credited against any Bonus otherwise payable to Executive pursuant to the provisions of section 4.2A for the fiscal year ending February 3, 2001.

     4.3 Car Allowance. Employer shall pay to Executive throughout the Employment Period a car allowance equal to $1,350 per month, which shall be in lieu of any expense reimbursement related to a car purchased or leased, repairs, insurance, or gas, oil or mileage charges.

     4.4 Other Benefits. Throughout the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such fringe benefits as are, or are from time to time hereafter, generally provided by Employer to Employer's senior management employees (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements) under any pension or retirement plan, disability plan or insurance, group life insurance, medical and dental insurance, travel accident insurance, stock option, phantom stock or other similar plan or program of Employer. Executive's Base Salary shall (where applicable) constitute the compensation on the basis of which the amount of Executive's benefits under any such plan or program shall be fixed and determined. If, during the Employment Period, any plan or program in which Executive participates shall be amended so as to result in overall reduction of Executive's benefits, or shall be terminated without being replaced by a new plan or program providing for benefits equivalent overall to those provided for Executive prior thereto, the Company shall make arrangements, in addition to any such amended or terminated plan or program, for Executive to participate in a plan or program so as to provide benefits to Executive at least equivalent overall to those provided to Executive prior to such amendment or termination, such benefits to be provided through a plan or program of insurance if commercially available.

     4.5 Expense Reimbursement. Employer shall reimburse Executive for all business expenses, including car rental expense while traveling on Employer business, reasonably incurred by him in the performance of his duties under this Agreement and consistent with past practice upon his presentation, not less frequently than monthly, of signed, itemized accounts of such expenditures, all in accordance with Employer's procedures and policies as adopted and in effect from time to time and applicable to its senior management employees. In addition, Employer shall pay to Executive promptly following the date hereof a moving allowance equal to $110,000, which shall be in lieu of reimbursement of any and all relocation expenses incurred by Executive.

     4.6 Vacations. Executive shall be entitled to 20 business days of vacation during each calendar year, which shall accrue in accordance with the Company's vacation policy in effect from time to time for its senior executive officers, with reasonable carry-over allowances, which vacations shall be taken at such time or times as shall not unreasonably interfere with Executive's performance of his duties under this Agreement. Upon termination of Executive's employment pursuant to Section 5 herein, for any reason whatsoever, Employer shall pay Executive, in addition to any termination compensation provided for under
Section 6 herein, an amount equivalent to Executive's per diem compensation at the then-current Base Salary rate multiplied by the number of unused vacation days, including any carry-over, accrued by Executive as of the date of termination.

     4.7 Grant of Stock Option. Employer hereby grants to Executive a stock option to purchase 600,000 shares of the Company's common stock, which option shall be in form and substance as set forth in the exhibit to this Agreement.

5. Termination of Employment Period

     5.1 Termination Without Cause. Employer or Executive may, by delivery of not less than 60 days' notice to the other at any time during the Employment Period, terminate the Employment Period without cause.

     5.2 By Employer for Cause. Employer may, at any time during the Employment Period by notice to Executive in accordance with and only after full compliance with the procedure set forth herein terminate the Employment Period "for cause" effective immediately. For the purposes hereof, "for cause" means:

     (i) the conviction of Executive in a court of competent jurisdiction of a crime constituting a felony in such jurisdiction involving money or other property of Employer or any of its affiliates or any other felony or offense involving moral turpitude; or

     (ii) the willful (a) commission of an act not approved of or ratified by the Board involving a material conflict of interest or self-dealing relating to any material aspect of the Company's business or affairs; or (b) commission of an act of fraud or misrepresentation (including the omission of material facts), provided that such acts relate to the business of the Company and would materially and negatively impact upon the Company; or (c) material failure of Executive to obey directions of the Board that are consistent with Executive's status as Chief Executive Officer; however, for the purposes of this subsection 5.2(ii), the refusal of Executive to comply with an order or directive of anyone other than the majority of the Board, or the refusal of Executive to perform an act which is contrary to his duties, responsibilities and/or authority as Chief Executive Officer or is unlawful shall not constitute "for cause". In the event of an act or omission as provided for in this subsection 5.2(ii), Employer shall provide Executive with a written notice of intent to terminate the Employment Period "for cause", setting forth, with reasonable particularity, the reasons and acts or omissions constituting "cause" under this subsection, and shall provide Executive with at least thirty (30) calendar days after such notice to cure or eliminate the problem or violation giving rise to such cause or any longer period as reasonably needed by Executive, provided that it is susceptible of cure or elimination and Executive is proceeding diligently and in good faith to cure such violation. In the event and only after the Executive fails to cure the problem or violation within the period provided for herein, Employer may exercise its rights to terminate the Employment Period in accordance with the procedure set forth below.

     Termination "for cause" shall be effected only if (A) Employer has delivered to Executive of a written notice of termination "for cause", setting forth, with reasonable particularity, the reasons for such "for cause" termination, (B) has provided Executive with, on at least ten (10) business days' prior written notice, in the cause of a termination pursuant to subsection 5.2(ii) the opportunity, together with Executive's counsel, to be heard before Employer's Board, said hearing to occur at such reasonable time and place that is mutually convenient to Executive, his counsel, and Employer, and (C) Employer's Board (after such notice and opportunity to be heard has been provided to Executive in the case of a termination pursuant to subsection 5.2(ii)) adopts a resolution concurred in by not less than majority of all of the directors of Employer then in office, including at least two-thirds of all of the directors who are not officers of Employer, that Executive was guilty of conduct constituting "for cause" hereunder, which conduct has not been cured (if applicable), and specifying the particulars thereof in detail.

     5.3 BY EXECUTIVE FOR GOOD REASON. Executive may, at any time during the Employment Period by notice to Employer, terminate the Employment Period under this Agreement "for good reason" effective immediately. For the purposes hereof, "good reason" means any material breach by Employer of any provision of this Agreement which, if susceptible of being cured, is not cured within 30 days of delivery of notice thereof to Employer by Executive; it being agreed, however, that the foregoing 30 day cure period shall not be applicable to any failure timely to pay (or any reduction in) compensation or benefits paid or payable to Executive pursuant to the provisions of Section 4 hereof. Without limitation of the generality of the foregoing, each of the following shall be deemed to be a material breach of this Agreement by Employer; (x) any failure timely to pay (or any reduction in) compensation (including benefits) paid or payable to Executive pursuant to the provisions of Section 4 hereof; (y) any reduction in the duties, responsibilities or perquisites of Executive as provided in Section 3.1 hereof and (z) any transfer of the Company's principal executive offices outside the geographic area described in Section 3.2 hereof or requirement that Executive principally perform his duties outside such geographic area.

     5.4 BY EXECUTIVE FOR A CHANGE OF CONTROL. Executive may by notice to Employer, terminate the Employment Period under this Agreement for a "change of control" effective immediately provided that not more than 90 days shall have elapsed subsequent to Executive's becoming aware of the occurrence of the change of control.

     For purposes of this Agreement, a "change of control" of the Company shall be deemed to have occurred if, as a result of a single transaction or a series of transactions, (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under any employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company (including any nominee corporation that holds shares of the Company on behalf of the beneficial owners of such corporation), in substantially the same proportions as their ownership of stock, of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the

Exchange Act), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company's then outstanding securities; or (B) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under any employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company (including any nominee corporation that holds shares of the Company on behalf of the beneficial owners of such corporation), in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities and there are at least a majority of directors serving on the Board of Directors who were not serving in such capacity as of the date hereof or who were not elected with the consent of the Executive; or (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets other than a liquidation or sale which would result in the holders of the voting securities of the Company immediately prior thereto continuing to hold at least 70% of the combined voting power of the successor entity immediately following such liquidation or sale.

     5.5 DISABILITY. During the Employment Period, if, as a result of physical or mental incapacity or infirmity (including alcoholism or drug addiction), Executive shall be unable to perform his material duties under this Agreement for (i) a continuous period of at least 180 days, or (ii) periods aggregating at least 270 days during any period of 12 consecutive months (each a "Disability Period"), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his material duties hereunder pursuant hereto, Executive shall be deemed disabled (the "Disability") and Employer, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period, the existence of the Disability shall be determined by a reputable, licensed physician mutually selected by Employer and Executive, whose determination shall be final and binding on the parties, provided, that if Employer and Executive cannot agree upon such physician, such physician shall be designated by the then acting President of the Baltimore City Medical Society, and if for any reason such President shall fail or refuse to designate such physician, such physician shall, at the request of either party, be designated by the American Arbitration Association. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician.

     5.6 DEATH. The Employment Period shall end on the date of Executive's death.

6.  TERMINATION COMPENSATION; NON-COMPETE

     6.1 TERMINATION WITHOUT CAUSE BY EMPLOYER OR FOR GOOD REASON OR CHANGE OF CONTROL BY EXECUTIVE. If the Employment Period is terminated by Executive at any time pursuant to the provisions of Section 5.4 hereof, by Employer pursuant to the provisions of Section 5.1 hereof on or before February 3, 2001 or by Executive pursuant to the provisions of Section 5.3 hereof on or before February 3, 2001, Employer will pay to Executive, within 60 days of the date of termination, (a) an amount equal to two multiplied by the sum of (i) his then annual Base Salary, plus (ii) his maximum Bonus for the year in which the termination occurs, and (b), if applicable, the Bonus for the last full Bonus Year pursuant to Section 4.2. If the Employment Period is terminated by Employer pursuant to the provisions of Section 5.1 hereof or by Executive pursuant to the provisions of Section 5.3 hereof in either case after February 3, 2001 and before February 2, 2002, Employer will pay to Executive, within 60 days of the date of termination, an amount equal to the sum of (i) his then annual Base Salary, plus (ii) his maximum Bonus for the year in which the termination occurs, and, if applicable, the Bonus for the last full Bonus Year pursuant to Section 4.2. Employer shall have no obligation to continue any other benefits provided for in Section 4 past the date of termination.

     6.2 CERTAIN OTHER TERMINATIONS. If the Employment Period is terminated by Employer pursuant to the provisions of Section 5.2 at any time prior to a change of control of the Company, by Executive pursuant to Section 5.1, or for Disability pursuant to the provisions of Section 5.5 or by death, pursuant to the provisions of Section 5.6., Employer shall pay to Executive, within 60 days of the date of termination, (a) his then annual Base Salary through the date of termination, (b) in the case of termination for Disability or by death pursuant to the provisions of Section 5.5 or 5.6, when due pursuant to the provisions of
Section 4.2 the maximum Bonus for the Bonus Year in which the date of termination occurred multiplied by a fraction, the numerator of which shall be the number of days of the Employment Period within the Bonus Year and the denominator of which shall be 365 and (c) if applicable, the Bonus for the last full Bonus Year pursuant to Section 4.2. Employer shall have no obligation to continue any other benefits provided for in Section 4 past the date of termination.

     6.3 Termination for Cause Following a Change of Control. In the event Employer terminates the Employment Period for cause pursuant to Section 5.2 at any time within 90 days following a change of control of the Company, Employer shall pay to Executive (a) an amount equal to two multiplied by the sum of (i) Executive's then current Base Salary, plus (ii) the maximum Bonus for the Bonus Year in which the date of termination occurs, payable within 60 days of the date of termination, and (b), if applicable, the Bonus for the last full Bonus Year pursuant to Section 4.2. Employer shall have no obligation to continue any other benefits provided for in Section 4 past the date of termination.

     6.4 EXPIRATION WITH SEVERANCE. If (i) at least 275 days prior to the stated expiration date of the Employment Period Employer notifies Executive that Employer will not agree to a renewal or extension of the Employment Period on its then current terms or (ii) at least 183 days prior to the stated expiration date of the Employment Period Executive notifies Employer that he will not agree to a renewal or extension of the Employment Period on its then current terms, then if the Employment Period expires on its then stated expiration date, Employer will pay to Executive, within 60 days of the date of termination, an amount equal to the sum of his then annual Base Salary plus his maximum Bonus for the year in which the termination occurs and if applicable, the earned Bonus for the Bonus Year ending on the stated expiration date of the Employment Period. Employer shall have no obligation to continue any other benefits provided in Section 4 past the date of termination.

     6.5 NO OTHER TERMINATION COMPENSATION. Executive shall not, except as set forth in this Section 6 and in Section 4.6, be entitled to any compensation following termination of the Employment Period, except as may be otherwise provided in any stock options granted by Employer to Executive.

     6.6 MITIGATION. Executive shall not be required to mitigate the amount of any payments or benefits provided for hereunder upon termination of the Employment Period by seeking employment with any other person, or otherwise, nor shall the amount of any such payments or benefits be reduced by any compensation, benefit or other amount earned by, accrued for or paid to Executive as the result of Executive's employment by or consultancy or other association with any other person, provided, that any medical, dental or hospitalization insurance or benefits provided to Executive with his employment by or consultancy with an unaffiliated person during such period shall be primary to the benefits to be provided to Executive pursuant to this Agreement for the purposes of coordination of benefits.

     6.7 NON-COMPETE. For (A) the two year period following the termination of the Employment period for any reason whatsoever in respect of which Executive receives termination compensation equal to two multiplied by the sum of his then annual Base Salary plus his maximum Bonus for the year in which the termination occurs, (B) the one year period following any termination of the Employment Period by Executive pursuant to Section 5.1 or any termination of the Employment Period in respect of which Executive receives termination compensation in an amount equal to the sum of his then annual Base Salary plus his maximum Bonus for the year in which the termination occurs or (C) the six month period following the termination of the Employment Period by Employer pursuant to
Section 5.2, Executive shall not, directly or indirectly (i) engage in any activities that are in competition with the Company in any geographic area within 50 miles of the location of any Company store (owned or franchised) as of the date of termination of Executive (provided, that the foregoing geographic limitation shall not be construed to allow Executive to engage in any catalogue business that focuses on the sale of mens clothing), (ii) solicit any customer of the Company or (iii) solicit any person who is then employed by the Company or was employed by the Company within one year of such solicitation to (a) terminate his or her employment with the Company, (b) accept employment with anyone other than the Company, or (c) in any manner interfere with the business of the Company. Executive acknowledges and agrees that in the event of any violation or threatened violation by Executive by his obligations under the preceding sentence, Employer shall be entitled to injunctive relief without any necessity to post bond. Executive acknowledges and agrees that the Company's catalogue business is competitive with retail store businesses offering similar product lines.

7.  INDEMNIFICATION


     The Company shall indemnify and hold Executive harmless from and against any expenses (including attorneys' fees of the attorneys selected by Executive to represent him, which shall be advanced as incurred), judgements, fines and amounts paid in settlement incurred by him by reason of his being made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative, by reason of any act or omission to act by Executive during or before the Employment Period or otherwise by reason of the fact that he is or was a director or officer of Employer of any subsidiary or affiliate included as a part of the Company, to the fullest extent and in the manner set forth and permitted by the General Corporation Law of the State of Delaware and any other applicable law as from time to time in effect. The provisions of this Section 7 shall survive any termination of the Employment Period or any deemed termination of this Agreement.

8. MISCELLANEOUS

     8.1 NOTICES. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, be registered or certified mail, postage paid (deemed given five days after deposit in the U.S. mails) or personally or by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein.

If to Employer:                         Jos. A. Bank Clothiers, Inc.
                                        500 Hanover Pike
                                        Hampstead, Maryland 21704-2095
                                        Attn: Secretary

With copy to:                           Ralph J. Sutcliffe, Esq.
                                        Kronish Lieb Weiner & Hellman LLP
                                        1114 Avenue of the Americas
                                        New York, New York 10036

If to Executive:                        Mr. Robert N. Wildrick
                                        Jos. A. Bank Clothiers, Inc.
                                        500 Hanover Pike
                                        Hampstead, Maryland 21074-2095

With copy to:                           Jim J. Shoemake, Esq.
                                        Guilfoil Petzall & Shoemake, L.L.C.
                                        100 South Fourth Street, Suite 500
                                        St. Louis, MO 63102

     8.2 LEGAL FEES. The Company shall pay the reasonable legal fees and expenses incurred by Executive in connection with preparation, negotiation, executive and delivery of this Agreement (not to exceed $7,500), as well as such fees and expenses incurred in connection with any amendment or modification hereof or enforcement of Executive's rights hereunder.

     8.3 TAXES. Employer is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgement of Employer to comply with applicable laws and regulations.

     8.4 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed therein.

     8.5 ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Baltimore, Maryland in accordance with the rules of the American Arbitration Association then in effect. Judgement may be entered on the arbitration award in any court having jurisdiction; PROVIDED, HOWEVER, that Executive shall be entitled to seek specific performance of his right to be paid until expiration of the Employment Period during the pendency of any arbitration.

     8.6 HEADING. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

     8.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     8.8 SEVERABILITY. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.


     8.9 ENTIRE AGREEMENT AND REPRESENTATIONS. This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to the Company or its several businesses, or relating to the Company's assets, liabilities, operations, future plans or prospects have been made by or on behalf of Employer to Executive. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.

     8.10 SUCCESSOR AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, heirs (in the case of Executive) and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   JOS. A BANK CLOTHIERS, INC.




                                   By:  /s/ David A. Preiser
                                       ---------------------------------

                                   Name: David A. Preiser
                                         -------------------------------
                                   Title:  Chairman of Comp. Committee
                                        --------------------------------

                                   /s/ Robert N. Wildrick
                                   --------------------------------------
                                   ROBERT N. WILDRICK

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(INSERT MSP21-26 HERE)

                                    EXHIBIT
                                OPTION AGREEMENT

     THIS OPTION AGREEMENT, dated as of November 1, 1999, by and between Robert
N. Wildrick ("Optionee") and JOS. A. BANK CLOTHIERS, INC. (the "Company"), a Delaware corporation

                                WITNESSETH THAT:

     WHEREAS, Optionee is an employee of the Company or a Subsidiary (collectively, the "Bank Group") pursuant to an Employment Agreement dated as of November 1, 1999 (the "Agreement") and has been awarded the hereinafter described Option pursuant to Section 4.8 of the Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Optionee hereby agree as follows:

     1. GRANT OF OPTION. The Company hereby grants to Optionee the right and option (the "Option") to purchase an aggregate of 600,000 shares (the "Option Shares") of the Company's Common Stock, $.01 par value per share (the "Common Shares"), which option is not intended to qualify as an incentive stock option, as defined in Section 422 of the Internal Revenue Code of 1986 (the "Code").

     2. PURCHASE PRICE. The purchase price (the "Purchase Price") of each Option Share shall be the average closing price of the Common Shares for the thirty trading day period commencing ten trading days prior to the date of this Option per share, subject to adjustment pursuant to Paragraph 6. Following determination of the Purchase Price, Employer shall insert it in the following space: $______________.


     3. TIME OF EXERCISE. Unless sooner terminated pursuant to the provisions of Paragraph 4 hereof and subject to acceleration of vesting as provided in the next sentence, the Option shall vest and become exercisable in whole or in part from time to time as to (a) 200,000 of the Option Shares on or after the date hereof (the "First Vesting Date"), (b) and additional 200,000 of the Option Shares on or after the first anniversary of the First Vesting Date and (c) as to an additional 200,000 Option Shares on and after the earlier of September 30, 2009 and the first date after which the average closing price of the Common Shares for any consecutive 90-day period equals or exceeds $8.00 per share, and shall not be exercisable after the tenth anniversary or the date hereof. Upon the occurrence of a change in control (as defined in the Agreement), any then invested installments of the Option shall vest and become immediately exercisable.

     4. EXERCISE OF OPTION AFTER TERMINATION OF EMPLOYMENT OF DEATH.

     (a) If the employment of the Optionee with a member of the Bank Group shall be terminated voluntarily by the Optionee without the consent of such employer or for "Cause" (as hereinafter defined), and immediately after such termination the Optionee shall not then be employed by any other member of the Bank Group, the Option to the extent not theretofore exercised shall expire forthwith. For purposes of this Option Agreement, "Cause" shall mean "Cause" as defined in the Agreement.

     (b) If the Optionee's employment with a member of the Bank Group shall terminate other than (i) by reason of death, (ii) voluntarily by the Optionee without the consent of his employer, or (iii) for Cause, and immediately after such termination the Optionee shall not then be employed by any other member of the Bank Group, the Option may be exercised at any time within three months after such termination, subject to the provisions of subparagraph (d) of this Paragraph 4. The Option, to the extent unexercised, shall expire on the day three months after the termination of the Optionee's employment with the member of the Bank Group. For the purposes of this Option Agreement, the retirement of the Optionee either pursuant to a pension or retirement plan adopted by his employer or on the normal retirement date prescribed from time to time by his employer, and the termination of employment as a result of a disability (as defined in Section 22 (e) (3) of the Code) shall be deemed to be a termination of such Optionee's employment other than voluntarily by the Optionee without the consent of his employer.

     (c) If the Optionee dies (i) while employed by any member of the Bank Group or (ii) within three months after the termination of his employment other than voluntarily by the Optionee without the consent of his employer or for Cause, the Option may be exercised at any time within six months after the Optionee's death, subject to the provisions of subparagraph (d) of this Paragraph 4. The Option, to the extent unexercised, shall expire on the date six months after the Optionee's death.

     (d) The Option may not be exercised pursuant to this Paragraph 4 except to the extent that the Optionee was entitled to exercise the Option at the time of the termination of his employment, or at the time of his death, and in any event may not be exercised after the tenth anniversary of the date hereof.

     5. LEAVE OF ABSENCE. In the event the Optionee is on military or sick leave or other bona fide leave of absence (such as temporary employment by the United States or any state government), the Optionee shall be considered as remaining in the employ of his employer for 90 days or such longer period as shall be determined by the Board of Directors of his employer.

     6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

     (a) In the event that the outstanding shares of Common Stock are hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of shares and the like, or dividends payable in shares of Common Stock, an appropriate adjustment shall be made by the Board of Directors of the Company in the aggregate number of Option Shares and Purchase Price. If the Company shall be reorganized, consolidated, or merged with another corporation, or if all or substantially all of the assets of the Company shall be sold or exchanged, the Optionee shall thereupon, be entitled to receive upon the exercise of the Option the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the occurrence of any such corporate event as if he had been, immediately prior to such event, the holder of the number of Option Shares covered by the Option; provided, however, that if any

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

of such events occur, the Board of Directors of the Company shall have the discretionary power to prevent the Option from being disqualified as an incentive stock option.

     (b) Any adjustment under this Paragraph 6 in the number of shares of Common Stock subject to the Option shall apply proportionately to only the unexercised portion of the Option. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

     7. Method of Exercising Option.


     (a) The Option shall be exercised by the delivery by Optionee to the Company at its principal office (or at such other address as may be established by the Company's Board of Directors) of written notice of the number of shares of Common Stock with respect to which the Option is being exercised accompanied by payment in full of the Purchase Price of such shares. Payment of the Purchase Price for such shares of Common Stock may be made (i) in U.S. dollars by delivery of cash or personal check, bank draft or money order payable to the order of the Company or by money transfers or direct account debits; (ii) by delivery of certificates representing shares of Common Stock having a fair market value (as defined below) equal to the such Purchase Price; (iii) pursuant to a broker-assisted "cashless exercise" program if established by the Company, or (iv) by any combination of the methods of payment described in (i) through
(iii) above.

     (b) For purposes of this Paragraph 7, the fair market value of a share of Common Stock on a particular day shall be the closing price for the Common Stock on NASDAQ on such day, or it there were no sales on such day, on the next preceding day on which such closing price was recorded, or, if the Common Stock is not listed on NASDAQ, the closing price for the Common Stock as officially reported on the relevant date by the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any such national securities exchange, as determined in good faith by resolution of the Board of Directors of the Company or the Committee (whose determination shall be conclusive), based on the information available to it.

     8. Withholding. The Company's obligation to deliver shares of Common Stock upon the exercise of the Option shall be subject to the payment by the Optionee of any applicable federal, state and local withholding tax. The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Optionee any federal, state or local taxes required to be withheld with respect to such payment. Subject to the right of the Company's Board of Directors or the Committee to disapprove any such election and require the withholding tax in cash, the Optionee shall have the right to elect to pay the withholding tax with shares of Common Stock to be received upon exercise of the Option or which are otherwise owned by the Optionee. Any election to pay withholding taxes with stock shall be irrevocable once made.

     9. Representations.

     (a) Unless prior to the exercise of the Option the shares of Common Stock issuable upon such exercise are the subject of a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and there is then in effect a prospectus filed as part of such registration statement meeting the requirements of Section 10(a)(3) of the Securities Act, the notice of exercise with respect to the Option shall be accompanied by a representation or agreement of the Optionee to the Company to the effect that such shares are being acquired for investment only and not with a view to the resale or distribution thereof, or such other documentation as may be required by the Company, unless, in the opinion of counsel to the Company, such representation, agreement or documentation is not necessary to comply with the Securities Act. If appropriate, certificate(s) for the Option Shares issued upon the exercise of the Option shall bear a legend reciting that such Option Shares may only be transferred if there is then in effect a prospectus filed as part of such registration statement meeting the requirements of Section 10(a)(3) of the Securities Act unless, in the opinion of counsel to the Company, such registration is not required. The Company may also issue "stop transfer" instructions with respect to Option Shares acquired by the exercise of the Option.

     (b) The Company shall not be obligated to issue or sell any shares of Common Stock until they have been listed on each securities exchange on which the shares of Common Stock may then be listed and until and unless, in the opinion of counsel to the Company, the Company may issue such shares pursuant to a qualification or an effective registration statement, or an exemption from registration, under such state and federal laws, rules or regulations as such counsel may deem applicable. The Company shall use reasonable efforts to effect such listing, qualification and registration, as the case may be.

     10. Option Cannot be Transferred. The Option is not transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised during Optionee's lifetime only by the Optionee. Any attempt to transfer the Option in contravention of this Paragraph 10 is void ab initio. The Option shall not be subject to execution, attachment or other process.

     11. No Rights in Option Shares. The Optionee shall have none of the rights as a shareholder with respect to any Option Shares until such Option Shares shall be issued to him upon exercise of the Option.

     12. Not a Contract of Employment. Nothing contained herein shall confer upon the Optionee any right to remain in the employ of any member of the Bank Group.

     13. Miscellaneous. This Option Agreement cannot be changed or terminated orally. This Option Agreement contains the entire agreement between the parties relating to the subject matter hereof. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The paragraph headings herein are intended for convenience of reference only and shall not affect the interpretation hereof. Capitalized terms used but not defined herein shall have those respective meanings attributed to them in the Plan.

     IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the day and year first above written.



                                                  JOS. A. BANK CLOTHIERS, INC.
                                                  By: ________________________



                                                  Optionee:

                                                  _____________________________